EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

BEFORE ISSUANCE OF CLASS OR SERIES

There is hereby designated a Series A2 Series Preferred Stock.  The number of authorized shares of Series A2 Preferred Stock is 1,000,000.  The rights, preferences, restrictions and privileges of the Series A2 Preferred Stock are as follows:

I.           Dividends

The holders of the Series A2 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, a dividend equal to its pro rata share of dividends declared on the Common Stock, calculated as if the Series A2 Preferred Stock was converted into Common Stock as provided in Section III of this Certificate of Designation.

II.           No Voting Rights

Except as otherwise prescribed by law, the holders of Series A2 Preferred Stock shall not have any voting rights.  The Common Stock into which each share of Series A2 Preferred Stock is convertible will have voting rights equivalent to other Common Stock.

III.           Conversion into Common Stock

Each holder of Series A2 Preferred Stock may, at his sole option at any time after the Series A2 Preferred Stock is issued and, if applicable, until it is redeemed by the Company, convert any or all of his shares of Series A2 Preferred Stock into shares of Common Stock at a conversion rate of 6.66 shares of Common Stock (the “Shareholder Conversion Rate”) for each share of Series A2 Preferred Stock converted.  Fractional shares of Common Stock will not be issued and upon a conversion will be rounded down to the nearest whole number.  Other than as provided in Sections V and VI, the Company has no right to require a conversion of any of the shares of Series A2 Preferred Stock.

In order to exercise the conversion privilege, a holder shall give written notice to the Company stating that such holder elects to convert one or more shares of Series A2 Preferred Stock and the number of such shares to be converted.  If less than all shares of Series A2 Preferred Stock are converted, a new certificate for such remaining shares of Series A2 Preferred Stock will be issued by the Company, and the prior certificate will be voided.  Shares of Series A2 Preferred Stock so converted will be deemed to have been converted immediately prior to the close of business on the date of receipt of such notice, even if the Company’s stock transfer books are at that time closed, and such holder will be treated for all purposes as the record owner of the shares deliverable upon such conversion as of the close of business on such date.  If less than all of the Series A2 Preferred Stock evidenced by a certificate is converted, then upon the surrender of said certificate, a new certificate of said Series A2 Preferred Stock for the remaining shares of Series A2 Preferred Stock will be issued by the Company.

The issue of Common Stock certificates on conversion shall be made without charge to the holder for any tax in respect of the issue thereof, except taxes, if any, on the income of the holder.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the holder.

IV.           Conversion of Series A Preferred Stock into Series A2 Preferred Stock

Each holder of issued and outstanding Series A Preferred Stock may, at his sole option at any time after the Series A2 Preferred Stock is issued and, if applicable, until it is redeemed by the Company, convert any or all of his shares of Series A Preferred Stock into shares of Series A2 Preferred Stock at a conversion rate of 1 (one) share of Series A2 Preferred Stock for each share of Series A Preferred Stock converted, or on such other terms as may be agreed upon in writing by the Company and the holder of the Series A Preferred Stock.

In order to exercise the conversion privilege, a holder shall give written notice to the Company stating that such holder elects to convert one or more shares of Series A Preferred Stock and the number of such shares to be converted.  If less than all shares evidenced by such certificate are converted, a new certificate for such remaining shares of Series A Preferred Stock will be issued by the Company, and the prior certificate will be voided.  Shares of Series A Preferred Stock so converted will be deemed to have been converted immediately prior to the close of business on the date of receipt of such notice, even if the Company’s stock transfer books are at that time closed, and such holder will be treated for all purposes as the record owner of the shares deliverable upon such conversion as of the close of business on such date.  If less than all of the Series A Preferred Stock evidenced by a certificate is converted, then upon the surrender of said certificate, a new certificate of said Series A Preferred Stock for the remaining shares of Series A Preferred Stock will be issued by the Company.

The issue of Series A2 certificates on conversion shall be made without charge to the holder for any tax in respect of the issue thereof, except taxes, if any, on the income of the holder.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the holder.

V.           Optional Redemption

The Company may redeem, at the Company’s sole and absolute discretion, all or any portion of the Series A2 Preferred Stock at any time after December 31, 2013, to the extent that the Series A2 Preferred Stock has not otherwise been redeemed or converted, by paying cash equal to the Liquidation Preference.  If a partial redemption is made, it will be made among all of the holders of the Series A2 Preferred Stock on a pro rata basis in proportion to each holder's relative percentage ownership of the total outstanding shares of Series A2 Preferred Stock.

In order to exercise its right to require a redemption, the Company, at its sole and absolute discretion, will give a written notice to the holders of the Series A2 Preferred Stock of the Company's election to cause a redemption (the “Redemption Notice”).  The Redemption Notice which will be provided not less than 30 days prior to the earliest date of the proposed redemption, will designate the percentage of outstanding Series A2 Preferred Stock to be redeemed.  If less than all of the Series A2 Preferred Stock evidenced by a certificate is redeemed, then upon the surrender of said certificate, a new certificate of Series A2 Preferred Stock for the remaining shares of said Series A2 Preferred Stock will be issued by the Company.  The Company will pay the redemption price to the holder of the Series A2 Preferred Stock of the Company within 90 days following the date of the Redemption Notice.  In the case of a proposed redemption of the Series A2 Preferred Stock, a holder of the Series A2 Preferred Stock may exercise his conversion right provided for in Section III of this Certificate of Designation within 30 days after the date of the Redemption Notice, which will be deemed to occur upon the mailing, sending or otherwise delivering of the Redemption Notice to the holder of the Series A2 Preferred Stock.

VI.           Company’s Optional Automatic Conversion Right

The Company may require, at the Company’s sole and absolute discretion, the conversion of the then-outstanding shares of Series A2 Preferred Stock into shares of Common Stock, in the event of a “Future Securities Issuance.”  A “Future Securities Issuance” for purposes of this Section VI is defined as a public or private offering of shares of Common Stock by the Company in one or more related transactions for aggregate consideration of $2,000,000 or more.  The Series A2 Preferred Stock shall be converted into shares of Common Stock using the Shareholder Conversion Ratio.  In the event of a required conversion under this Section VI, the Company will provide not less than 30 days prior notice to all holders of Series A2 Preferred Stock, and the conversion shall be deemed for all purposes to have occurred, automatically and without the need for any action on behalf of such holders, on the date of the consummation of the Future Securities Issuance.

VII.           Adjustment of Shares and Price

The number of shares of Common Stock into which the Series A2 Preferred Stock is convertible and the associated rate of conversion pursuant to Section III herein, the number of shares subject to redemption and the associated redemption prices set forth in Sections V and VI herein, are subject to proportionate adjustment from time to time in the event (i) the Company subdivides or combines its outstanding Common Stock into a greater or smaller number of shares, including stock splits and stock dividends payable in stock, rights or convertible securities; or (ii) of a reorganization or reclassification of the Company's Common Stock, the consolidation or merger of the Company with or into another company, the sale, conveyance or other transfer of substantially all of the Company's assets to another corporation or other similar event, whereby securities or other assets are issuable or distributable to the holders of the outstanding Common Stock of the Company upon the occurrence of any such event.

VIII.           Liquidation Preference

(a)           In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A2 Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, a preference (the "Liquidation Preference"), whether from capital surplus or earnings, the amount of $1.25 per share in cash plus payment of all accrued but unpaid cumulative dividends, if any, and before any payment or declaration and setting apart for payment of any amount is made with respect to the Common Stock of the Company.  If the assets of the Company available for distribution to its shareholders are insufficient to pay the full Liquidation Preference to holders of the Series A2 Preferred Stock, such holders of said Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon distribution if all amounts payable with respect to said shares were paid in full.

After payment of the Liquidation Preference to the holders of the Series A2 Preferred Stock and the payment of any other distributions that may be required with respect to any other series of preferred stock, the Company’s remaining assets, if any, shall be distributed ratably to the holders of the Common Stock, the holders of the Series A2 Preferred Stock on as as-if converted basis in accordance with Section III, and the holders of any other series of outstanding preferred stock in accordance with the terms of such preferred stock.

(b)           In addition to the liquidation, dissolution or winding up of the Company referred to above, the following events shall be considered a liquidation under this Section VIII:

(i)           any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation or as a result of which the shareholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting corporation, excluding any consolidation or merger effected exclusively to change the domicile of the Company and any consolidation or merger affected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Company’s Common Stock (an “Acquisition”); or

(ii)           a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

In any of such events, if the consideration received is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors.

IX.           Notices

Any notice required by the provisions hereof to be given to the holders of shares of Series A2 Preferred Stock shall be deemed given: (i) when personally delivered to such holder; (ii) five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid; or (iii) one business day after confirmed delivery on a notice mailed via Federal Express or other expedited mailing system, and in the case of delivery pursuant to clauses (ii) and (iii), addressed to each holder of record at his address appearing on the books of the Company.